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Exhibit 10.22.2

AMENDMENT
NO. 2

        This agreement ("Amendment") dated July 24, 2001 is entered into by and between Displaytech, Inc., a corporation organized and existing under the laws of the State of Colorado in the United States of America, with its principal place of business located at 2602 Clover Basin Drive, Longmont, CO 80503 U.S.A. ("DT"), and Miyota Co., Ltd., established and existing under the laws of Japan, with its registered office located at 4107-5 Miyota-machi, Kitasaku-gun, Nagano-ken, 389-0294 Japan ("MYT" along with DT a "Party", and together the "Parties"). This Amendment amends that certain Manufacturing Agreement between the Parties dated December 10, 1998, as amended by Amendment No. 1 dated March 25, 1999, as follows:

        1.    Article 15, Term.    Section 15.1, Initial Term and Renewal, is hereby amended to read in its entirety as follows:

          15.1    Initial Term and Renewal.    The initial term of this Agreement is eight (8) years. The Agreement will automatically renew for an indefinite period thereafter, unless either Party provides written notice to the other Party of its intention not to renew the Agreement at least eighteen (18) months prior to the expiration date of the initial term of the Agreement. During the renewal term of the Agreement, either of the Parties will have the right to terminate the Agreement by providing written notice to the other Party eighteen (18) months prior to the date of termination.

        Except as amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

MIYOTA CO., LTD.		DISPLAYTECH, INC.
By:	/s/ YUZO MAEKAWA	By:	/s/ HAVILAND WRIGHT
Name:	Yuzo Maekawa	Name:	Haviland Wright
Title:	President	Title:	Chairman and CEO

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AMENDMENT NO. 2